Exhibit 10.17

EXECUTIVE EMPLOYMENT AGREEMENT
(this “Agreement”)
BETWEEN:
HORTICAN INC.
(the “Company”)
- and -
DAVID HSU
(the “Executive”)
WHEREAS the Company is a wholly-owned subsidiary of Cronos Group Inc. (“Cronos Group”);
WHEREAS the Company wishes to engage the services of the Executive in a senior and specialized capacity and the Executive will have extensive access to the customers, vendors, suppliers, distribution processes and other unique and valuable confidential information and trade secrets of the Company;
AND WHEREAS the Company and the Executive desire to enter into a written employment agreement, and the Executive acknowledges that this Agreement and, specifically, the proprietary rights, non-solicitation and non-competition provisions that form part of this Agreement are essential to protect the legitimate business interests of the Company;
NOW THEREFORE in consideration of the above, the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows.

1.	Position

1.1	The Executive will be employed in the position of Chief Operating Officer commencing on June 12, 2018 or such other start date as agreed between the Executive and the Company.

2.	Location

2.1
The Executive will generally work out of the Company’s locations in Toronto and Stayner, Ontario, with business travel as reasonably required to perform the Executive’s duties hereunder. The Company may at its discretion relocate the Executive’s principal office or place of work at any time within 100 kilometres of its current location, and the Executive acknowledges and agrees that this shall not constitute a constructive termination of the Executive’s employment and the Executive agrees not to make any claim or demand to the contrary.

3.	Work Authorizations

3.1
The Executive will be based primarily in the Company’s Toronto and Stayner locations, and it is a condition of this Agreement and the Executive’s employment that the Executive shall be able to work in lawfully in Canada. However, it is understood and agreed that the Executive’s position may require that the Executive work abroad, as needed by the Company. The Executive’s employment with the Company is therefore also conditional upon the securing of all necessary visas, work permits and other authorizations that may be required to enter and/or to work in any of the countries in which the Executive may be assigned to work or visit during the term of employment. The Company will provide reasonable assistance in respect of immigration matters. Despite such assistance, the Company cannot guarantee when or whether the Executive’s application for a work permit, visa, permanent residence status or other immigration documents will be approved. Should the necessary authorizations that permit the Executive to legally work in Canada or in any other jurisdiction in which the Executive will be required to work not be obtained, this Agreement will be null and void and of no force or effect. At any time, should necessary authorizations that permit the Executive to legally work in Canada or any other jurisdiction in which the Executive will be required to work, or visit expire without the possibility of renewal, the Executive’s employment will come to an end and shall be treated by the Company as a termination without just cause pursuant to Section 6.3 of this Agreement.

4.	Employment Duties

4.1
The Executive shall perform such duties and exercise such powers as are normally associated with or incidental and ancillary to the Executive’s position and as may be assigned to the Executive from time to time. In fulfilling his/her duties to the Company, the Executive will be instructed by and will regularly report to the Chief Executive Officer (the “CEO”). The Executive’s duties, hours of work, location of employment and reporting relationships may be adjusted from time to time by the Company to meet changing business and operational needs. Without limiting the foregoing, the Executive shall:

(a)
devote his/her full working time and attention during normal business hours and such other times as may be reasonably required to the business and affairs of the Company and shall not, without the prior written consent of the CEO, undertake any other business or occupation or public office;

(b)	perform those duties that may be assigned to the Executive diligently, honestly, and faithfully to the best of the Executive’s ability and in the best interest of the Company;

(c)
abide by all Company policies, as instituted and amended from time to time including but not limited to, the Code of Business Conduct and Ethics (the “Code”), the Insider Trading Policy, the Anti-Fraud Policy, the Equal Employment Opportunity Policy, the Disclosure Policy, the Harassment and Violence in the Workplace Policy and the Substance Use Policy;

(d)
use best efforts to promote the interests and goodwill of the Company and not knowingly do, or permit to be done, anything which may be prejudicial to the Company’s interests, it being understood and agreed that the Executive is a fiduciary of the Company and owes fiduciary obligations to the Company that are not extinguished by this Agreement; and

(e)	identify and immediately report to the CEO any gross misrepresentations or violations of the Code or applicable law by the Company or its management.

5.	Compensation and Benefits

5.1
Base Salary. The Company will pay the Executive an annual base salary of CAD $225,000 less applicable deductions and withholdings (“Base Salary”). The Executive’s base salary will be paid by direct deposit on a bi-weekly basis (as may be amended from time to time), in accordance with the Company’s payroll practices. The Company may review the Executive’s Base Salary from time to time. Any changes to Base Salary will be at the sole discretion of the Company.

5.2
Performance Bonus. In addition to the Executive’s annual Base Salary, the Executive will be eligible to participate in the Company’s annual bonus plan if and when such plan is established or adopted by the Company, and to receive an annual bonus, subject to the terms and conditions of that plan as determined by the Company at its sole discretion. Nothing in this Agreement guarantees that the Company will establish or adopt an annual bonus plan, and the Company reserves the right to amend or terminate any annual bonus plan established or adopted at any time, without notice or further obligation (subject only to the minimum requirements of applicable employment standards legislation, if any). The Executive must be actively employed by the Company through to the end of the calendar or fiscal year for which it is awarded in order to be eligible for any annual bonus for that year, subject only to the minimum requirements of applicable employment standards legislation. For certainty, if the Executive’s employment is terminated by the Company for just cause, or the Executive resigns, or the Executive’s employment terminates on any other basis (including without just cause), the Executive will be entitled to no annual bonus or any part thereof for the year in which the Executive ceases the Executive’s active employment or thereafter, subject only to the minimum requirements of applicable employment standards legislation. There will be no guarantee of a bonus in any given year.

5.3
Stock Options. The Executive may be eligible to receive grants of options to purchase shares in the Company or affiliated companies, which may include grants of options to purchase shares in Cronos Group. The amount of the grants will be determined by the board of directors of Cronos Group (the “Board”) at its sole discretion. The grants of such options will be governed by the terms and conditions of the Cronos Group stock option plan or any other applicable plan and/or the applicable award agreement. Such plan or plans may be amended from time to time at the Company’s sole discretion. In the event of the cessation of the Executive’s employment for any reason, the Executive’s entitlements in respect of stock options shall be governed by the terms and conditions of the Cronos Group stock option plan, any other applicable plan and the applicable award agreement. The Executive will not be eligible for any further grants of options following the effective date of termination.

5.4
Group Insured Benefits. The Executive acknowledges and agrees that the Executive shall not be eligible to participate in any Company benefits programs for health and dental, life insurance, disability and similar benefits. In lieu of such participation, the Executive shall receive a monthly lump sum payment to be determined with the Executive in order to purchase such benefit coverages as the Executive may choose in the Executive’s sole discretion.

5.5
Vacation. The Executive will be entitled accrue, on a pro-rata basis, 3 weeks’ paid vacation per year. The Executive shall take vacation time at such times as are approved in advance by the Company. Vacation time entitlement will be prorated for the period of the Executive’s active employment in the calendar year that the Executive commences and terminates employment, subject to the minimum requirements of applicable employment standards legislation. Vacation may be carried forward until March 31 of the following year after which time it will be forfeited to the extent it exceeds the minimum vacation entitlement provided for under applicable employment standards legislation. Vacation will be earned but will not be taken during the first three (3) months of the Executive’s employment.

5.6	Perquisites. The Executive will receive the following perquisites: tax preparation assistance from an accounting firm designated by the Company.

5.7
Business Expenses. The Executive shall be reimbursed for all reasonable travel and other out-of-pocket expenses properly incurred by the Executive from time to time in connection with performance of the Executive’s duties. The Executive shall furnish to the Company on a monthly basis and in accordance with any of the Company’s policies or procedures for expenses reimbursement all invoices or statements in respect of expenses for which the Executive seeks reimbursement.

5.8
Deductions and Withholdings. The Company shall make such deductions and withholdings from the Executive’s remuneration and any other payments or benefits provided to the Executive pursuant to this Agreement as may be required by law.

6.	Termination of Employment

6.1
Termination by the Executive. The Executive may terminate his/her employment with the Company at any time by providing the Company with at least three (3) months of notice in writing. If, upon receipt of the Executive’s resignation, the Company terminates the Executive’s employment before the date the resignation was to be effective, the Company will, in full satisfaction of its obligations to the Executive: (a) pay the Executive’s Base Salary and vacation pay accrued until the date the resignation was to be effective up to a maximum of three months; and (b) reimburse the outstanding expenses properly incurred by the Executive until the date the Executive’s employment ceases. In such circumstances the Executive will be ineligible for any prorated bonus for the year of termination, and any entitlements in respect of stock options shall be governed by the terms and conditions of the Company’s stock option plan, any other applicable plan and the applicable award agreement.

6.2
Termination by the Company for Just Cause or on Death or Disability. The Company may terminate the Executive’s employment at any time for just cause without prior notice or in the event of the Executive’s death or disability. On the termination of the Executive’s employment for just cause or on the Executive’s death or disability, this Agreement and the Executive’s employment shall terminate and the Company will, in full satisfaction of its obligations to the Executive: (a) pay the Executive’s Base Salary and vacation pay accrued until the date the Executive’s employment ceases; (b) reimburse the outstanding expenses properly incurred by the Executive until the date the Executive’s employment ceases; and (c) provide the Executive with such other compensation and benefits that are expressly required pursuant to applicable employment standards legislation, if any. In such circumstances the Executive will be ineligible for any pro-rated bonus for the year of termination, and any entitlements in respect of stock options shall be governed by the terms and conditions of the Company’s stock option plan, any other applicable plan and the applicable award agreement. For the purposes of this Agreement, (A) “just cause” means: (i) any act or omission constituting “just cause” for dismissal without notice under the common law; (ii) the Executive’s repeated failure or refusal to perform the Executive’s principal duties and responsibilities after notice from the CEO; (iii) misappropriation of the funds or property of the Company; (iv) use of alcohol or drugs in violation of the Company’s policies on such use or that interferes with the Executive’s obligations under this Agreement, continuing after a single warning (subject to the Company’s obligations under human rights legislation); (v) the indictment or conviction in a court of law for, or the entering of a plea of guilty to, a summary or indictable offence or any crime involving -fraud, dishonesty or theft (subject to the Company’s obligations under human rights legislation); (vi) the misuse of Company computers or computer network systems for non Company business; (vii) engaging in any act (including, without restriction, an act of sexual harassment as determined by the Company) which is a violation of any law, regulation or Company policy; or (viii) any wilful or intentional act which injures or could reasonably be expected to injure the reputation, business or business relationships of the Company, and (B) “disability” means a physical or mental incapacity of the Executive that has prevented the Executive from performing the duties customarily assigned to the Executive for 180 calendar days, whether or not consecutive, out of any twelve (12) consecutive months and that in the opinion of the Company, acting on the basis of advice from a duly qualified medical practitioner, is likely to continue to a similar degree.

6.3
Termination by the Company without Just Cause or Resignation for Good Reason on Change of Control. The Company may terminate the Executive’s employment at any time without just cause, on providing written notice to the Executive. The Executive may resign the Executive’s employment for Good Reason (as defined below) within twenty-four (24) months of the occurrence of a Change in Control (as defined below), on providing written notice to the Company. If the Company terminates the Executive’s employment without just cause or if the Executive resigns his employment for Good Reason within twenty-four (24) months of the occurrence of a Change of Control, and if the Executive signs and delivers a release in favour of the Company to the Company for amounts in excess of the Executive’s minimum entitlements under applicable employment standards legislation, the Company, will, in full satisfaction of its obligations to the Executive:

(a)	pay the Executive’s base salary and accrued but unpaid vacation pay in accordance with applicable employment standards legislation;

(b)	reimburse the Executive’s expenses properly incurred until the date the Executive’s employment ceases;

(c)
in lieu of notice, pay the Executive the greater of (i) twelve (12) months of the Executive’s Base Salary, payable by way of lump sum payment or salary continuance at the Company’s option, and (ii) the minimum termination pay and severance pay entitlements of the Executive pursuant to applicable employment standards legislation, provided, however, that if the notice period for which pay in lieu is provided to the Executive under this Section 6.3(c) is less than the non-competition period set out in Section 7.3 hereof, the notice period will be extended to be equal to the non-competition period and the Executive shall receive the Executive’s annual base salary in effect at the time of termination for the balance of the non-competition period.

(d)
continue the Executive’s group insured benefits, if any, until the end of the notice period calculated under (c) above or the date on which the Executive obtains alternate benefit coverage, whichever occurs first, subject to the terms and conditions of the benefit plans, as amended from time to time. If the Company is unable for any reason to continue its contributions to the benefit plans as set out in this Agreement, it will pay the Executive an amount equal to the Company’s required contributions to such benefit plans on behalf of the Executive for such period. The Executive agrees that he/she is required to notify the Company when he/she obtains alternate life, medical and dental benefit coverage; and

(e)
determine the Executive’s entitlements in respect of stock options in accordance with the terms and conditions of the Company’s stock option plan, any other applicable plan and the applicable award agreement.

In this Agreement, “Change of Control” means:

(a)
the consummation of any transaction or series of transactions including any reorganization, recapitalization, statutory share exchange, consolidation, amalgamation, arrangement, merger or issue of voting shares in the capital of the Company, the result of which is that any Person or group of Persons acting jointly or in concert for purposes of such transaction or series of transactions becomes the beneficial owner, directly or indirectly, of more than 50% of the voting securities in the capital of the entity resulting from such transaction or series of transactions or the entity that acquired all or substantially all of the business or assets of the Company in a transaction or series of transactions described in paragraph (ii) below (in each case, the “Surviving Company”) or the ultimate parent entity that has beneficial ownership of sufficient voting power to elect a majority of the board of directors (or analogous governing body) of the Surviving Company (the “Parent Company”), measured by voting power of the outstanding voting securities eligible to elect members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company) rather than number of securities (but shall not include the creation of a holding company or other transaction that does not involve any substantial change in the proportion of direct or indirect beneficial ownership of the voting securities of the Company prior to the consummation of the transaction or series of transactions);

(b)
the direct or indirect sale, transfer or other disposition, in one or a series of transactions, of all or substantially all of the business or assets of the Company, taken as a whole, to any Person or group of Persons acting jointly or in concert for purposes of such transaction or series of transactions (other than to any Affiliates of the Company); or

(c)
Incumbent Directors during any consecutive 12-month period ceasing to constitute a majority of the Board of the Company (for the purposes of this paragraph, an “Incumbent Director” shall mean any member of the Board who is a member of the Board immediately prior to the occurrence of a contested election of directors of the Company).

In this Agreement, “Good Reason” means the occurrence of any of the following events without the Executive’s consent, except in each case for any isolated, immaterial or inadvertent action not taken in bad faith and which is remedied by the Company within thirty (30) days after a written notice thereof by the Executive:

(a)	the assignment to the Executive of duties materially different than the duties assigned to the Executive hereunder;

(b)	a material diminution in the Executive’s title, status, seniority, reporting relationship, responsibilities or authority;

(c)	any reduction in the Executive’s Base Salary or any material reduction in any other forms of the Executive’s compensation; or

(d)	the relocation of the Executive’s primary work location, except as permitted by Section 2.1.

6.4
Resignation on Termination. The Executive agrees that upon any termination of employment with the Company for any reason the Executive shall immediately tender resignation from any position the Executive may hold as an officer or director of the Company, or any subsidiary or affiliate of the Company. In the event that the Executive fails to comply with this obligation within three (3) days of the Executive’s termination or resignation, the Executive hereby irrevocably authorizes the Company to appoint a person in the Executive’s name and on the Executive’s behalf to sign or execute any documents and/or do all things necessary or requisite to give effect to such resignation.

6.5
Compliance with Laws. The Executive’s entitlements under this Section 6 are provided in full satisfaction of the Executive’s entitlements to notice of termination, pay in lieu of notice, and severance pay, if any, under applicable employment standards legislation, this Agreement, the common law or otherwise.

7.	Restrictive Covenants

7.1	Non-Disclosure. The Executive acknowledges and agrees that:

(a)
during the term of the Executive’s employment, the Executive may be given access to or may become acquainted with confidential and proprietary information of the Company and its affiliates and related entities, including but not limited to: trade secrets; know-how; Intellectual Property (as defined below); Employee Inventions (as defined below), Invention Records (as defined below), existing and contemplated work product resulting from or related to projects performed or to be performed by or for the Company; programs and program modules; processes; algorithms; design concepts; system designs; production data; test data; research and development information; information regarding the acquisition, protection, enforcement and licensing of proprietary rights; technology; joint ventures; business, accounting, engineering and financial information and data; marketing and development plans and methods of obtaining business; forecasts; future plans and strategies of the Company; pricing, cost, billing and fee arrangements and policies; quoting procedures; special methods and processes; lists and/or identities of customers, suppliers, vendors and contractors; the type, quantity and specifications of products and services purchased, leased, licensed or received by the Company and/or any of its customers, suppliers, or vendors; internal personnel and financial information; business and/or personal information about any senior staff members of the Company or any person or company with which the Company enters a strategic alliance or any other partnering arrangements; vendor and supplier information; the manner and method of conducting the Company’s business; the identity or nature of relationship of any persons or entities associated with or engaged as consultants, advisers, agents, distributors or sales representatives (the “Confidential Information”) the disclosure of any of which to competitors of the Company or to the general public, or the use of same by the Executive or any competitor of the Company, would be highly detrimental to the interests of the Company;

(b)
disclosure or use of Confidential Information, other than in connection with the Company’s business or as specifically authorized by the Company, will be highly detrimental to the business and interests of the Company and could result in serious loss of business and damage to it. Accordingly, the Executive specifically agrees to hold all Confidential Information in strictest confidence, and the Executive agrees that the Executive will not, without the Company’s prior written consent, disclose, divulge or reveal to any person, or use for any purpose other than for the exclusive benefit of the Company, any Confidential Information, in whatever form contained; provided that the foregoing shall not apply to information (except for personal information about identifiable individuals) that: (i) was known to the public prior to its disclosure to the Executive; (ii) becomes generally known to the public subsequent to disclosure to the Executive other than by reason of the Executive’s breach of this Section; (iii) becomes available to the Executive from a source independent of the Company; or (iv) the Executive is specifically required to disclose by applicable law or legal process (provided that the Executive provides the Company with prompt advance written notice of the contemplated disclosure and cooperates with the Company in seeking a protective order or other appropriate protection of such information).

(c)
the Executive will deliver to the Company, immediately upon termination of employment (for any reason and regardless of whether the Executive or the Company terminate the employment) or at any time the Company so requests: (i) any and all documents, files, notes, memoranda, models, databases, computer files and/or other computer programs reflecting any Confidential Information whatsoever or otherwise relating to the Company’s business; (ii) lists or other documents regarding customers, suppliers, or vendors of the Company or leads or referrals to prospective business deals; and (iii) any computer equipment, home office equipment, automobile or other business equipment belonging to the Company that the Executive may then possess or have under the Executive’s control.

7.2	Intellectual Property

(a)
In this section, the term “Germplasm” means any living or preserved biological tissue or material which may be used for the purpose of plant breeding and/or propagation, including but not limited to plants, cuttings, seeds, clones, cells, tissues, plant materials, and genetic materials (including but not limited to nucleic acids, genes, promoters, reading frames, regulatory sequences, terminators, chromosomes whether artificial or natural, and vectors).

(b)
The Executive agrees to promptly disclose to the Company (including to the Executive’s manager) all ideas, suggestions, discoveries, designs, works, developments, improvements, processes, formulas, data, techniques, know-how, confidential and proprietary information, trade secrets, inventions and improvements, including with respect to, but not limited to, Germplasm, and whether or not any of the foregoing are registrable as patents, industrial designs, copyrights, trademarks or plant breeder rights (collectively, “Intellectual Property”) which the Executive may author, make, conceive, develop, discover, or reduce to practice, solely, jointly or in common with other employees, during the Executive’s employment with the Company and which relate to the business activities of the Company (“Employee Inventions”). The Executive agrees to maintain as confidential any Employee Inventions, and not to make application for registration of rights in respect of such unless it is at the request and direction of the Company. Intellectual Property coming within the scope of the business of the Company made and/or developed by the Executive while in the employ of the Company, whether or not conceived or made during regular working hours and whether or not the Executive is specifically instructed to make or develop the same, shall be for the benefit of the Company and shall be considered to have been made pursuant to this Agreement and shall be deemed Employee Inventions and shall immediately become exclusive property of the Company. The Executive must keep, maintain, and make available to the Company complete and up-to-date records relating to any such Intellectual Property, and agree that all such records are the sole and absolute property of the Company.

(c)
The Executive shall assign and transfer to the Company the Executive’s entire right, title and interest in and to any and all Intellectual Property and the Executive agrees to execute and deliver to the Company any and all instruments necessary or desirable to accomplish the foregoing and, in addition, to do all lawful acts which may be necessary or desirable to assist the Company to obtain and enforce protection of Intellectual Property. The Executive shall, at the request and cost of the Company, and for no additional compensation or consideration from the Company, sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require: (i) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights, plant breeders rights, or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; (ii) to perfect or evidence ownership by the Company or its designees of any and all Employee Inventions, in form suitable for recordation in the United States, Canada, and any other patent office; (iii) to defend any opposition proceedings of any type whatsoever in respect of such applications, and any opposition proceedings or petitions or applications of any type whatsoever for revocation of such letters patent, copyright or other analogous protection, whether such proceedings are brought before a court or any administrative body; and (iv) to defend and/or assert the Company’s rights in any Intellectual Property against any third party. For greater certainty, all materials related to Employee Inventions (including notes, records and correspondence, whether written or electronic) (collectively, “Invention Records”) are the property of the Company, which the Executive shall provide to the Company upon request. Invention Records shall not be removed from Company premises without the prior written consent of the Company;

(d)
By the Executive’s signature below, the Executive hereby assigns and transfers to the Company all Employee Inventions (including all associated Intellectual Property), and the Executive further waives all moral rights over any Intellectual Property and all work the Executive produced during the course of the Executive’s employment;

(e)
In the course of performing duties pursuant to this Agreement, the Executive shall only use Germplasm provided by the Company, and the Executive agrees that any such Germplasm provided by the Company remains the sole property of the Company and that such Germplasm shall not be removed from Company premises without the prior written consent of the Company;

(f)
The Executive represents and warrants that the Executive does not possess any Intellectual Property or Germplasm of any third party, including but not limited to any prior employer or competitor of the Company, and the Executive shall not acquire and/or use Intellectual Property or Germplasm of any third party in the course of performing duties pursuant to this Agreement and shall not bring any Germplasm of any third party onto Company premises.

7.3
Non-Competition. The Executive shall not at any time during the Executive’s employment with the Company and for a period of twelve (12) months following the termination of this Agreement and the Executive’s employment with the Company for any reason, either individually or in partnership or jointly or in conjunction with any person as principal, agent, consultant, employee, partner, director, shareholder (other than an investment of less than five (5) per cent of the shares of a company traded on a registered stock exchange or traded in the over the counter market in Canada), or in any other capacity whatsoever:

(a)
engage in employment or enter into a contract to do work related to the research into, development, cultivation, production, supply, sales or marketing of cannabis or cannabis derived products; or the development or provision of any services (including, but not limited to, technical and product support, or consultancy or customer services) which relate to cannabis or cannabis derived products (the “Business”); or

(b)	have any financial or other interest (including by way of royalty or other compensation arrangements) in or in respect of the business of any person which carries on the Business; or

(c)	advise, lend money to or guarantee the debts or obligations of any person which carries on the Business;
anywhere within Canada, and/or the United States of America. The inclusion of the United States of America within the geographic area of restricted employment described in this Section 7.3 following termination of the Executive’s employment shall only apply to the extent the Company has the first operations facility or other physical office presence in the United States of America prior to the Executive’s termination.

7.4
Non-Solicitation of Customers. The Executive will not, during the Executive’s employment and for the one (1) year period immediately following the termination of the Executive’s employment for any reason, whether alone or for or in conjunction with any person or entity, whether as an employee, partner, director, principal, agent, consultant or in any other capacity whatsoever, directly or indirectly solicit or attempt to solicit any Customer or Prospective Customer of the Company for the purpose of obtaining the business of any Customer or Prospective Customer of the Company or persuading any such Customer or Prospective Customer to cease to do business with or reduce the amount of business it would otherwise provide to the Company. For the purpose of this Agreement, “Customer” means any organization, individual or entity which is a current customer or has been a customer of the Company during the term of the Executive’s employment with the Company but in the event of the cessation of the Executive’s employment “Customer” shall include only those current customers of the Company with whom the Executive had direct contact or access to Confidential Information by virtue of the Executive’s role as an employee of the Company at any time during the twelve-month period preceding the date of the cessation of the Executive’s employment; “direct contact” means direct communications with or by the Executive, whether in person or otherwise, for purposes of servicing, selling, or marketing on behalf of the Company, but only if such communications are more than trivial in nature, and in any case excluding bulk or mass marketing communications directed to multiple customers; and, “Prospective Customer” means any organization, individual or entity which has been actively contacted and solicited for its business by representatives of the Company, in the event of the cessation of the Executive’s employment within the twelve-month period immediately preceding the date of the cessation of the Executive’s employment, with the involvement and knowledge of the Executive.

7.5
Non-Solicitation of Employees. The Executive will not (except with the prior written consent of the Board), during the Executive’s employment and for one (1) year following the termination of the Executive’s employment for any reason, whether alone or for or in conjunction with any person or entity, whether as an employee, partner, director, principal, agent, consultant or in any other capacity whatsoever, directly or indirectly solicit or assist in the solicitation of any employee of the Company to leave such employment.

7.6
Disclosure. During the Executive’s employment with the Company, the Executive shall promptly disclose to the Board full information concerning any interest, direct or indirect, of the Executive (whether as owner, shareholder, partner, lender or other investor, director, officer, employee, consultant or otherwise) or any member of the Executive’s immediate family, in any business which is reasonably known to the Executive to purchase or otherwise obtain services or products from, or to sell or otherwise provide services or products to the Company or to any of their respective suppliers or Customers.

7.7
Other Employment. During the Executive’s employment with the Company, the Executive shall not, except as a representative of the Company or with the prior written approval of the Executive’s manager, whether paid or unpaid, be directly or indirectly engaged, concerned or have any financial interest in any capacity in any other business, trade, professional or occupation (or the setting up of any business, trade, profession or occupation).

7.8
Return of Materials. All files, forms, brochures, books, materials, written correspondence (including email and instant messages), memoranda, documents, manuals, computer disks, software products and lists (including financial and other information and lists of customers, suppliers, products and prices) pertaining to the Company which may come into the Executive’s possession or control shall at all times remain the property of the Company. Upon termination of the Executive’s employment for any reason, the Executive agrees to immediately deliver to the Company all such property of the Company in the Executive’s possession or directly or indirectly under the Executive’s control. The Executive agrees not to make, for the Executive’s personal or business use or that of any other person, reproductions or copies of any such property or other property of the Company.

8.	General

8.1
Reasonableness of Restrictions and Covenants. The Executive hereby confirms and agrees that the covenants and restrictions contained in this Agreement, including, without limitation, those contained in Section 7, are reasonable and valid the Executive further acknowledges and agrees that the Company may suffer irreparable injury in the event of any breach by the Executive of the obligations under any such covenant or restriction. Accordingly, the Executive hereby acknowledges and agrees that damages would be an inadequate remedy at law in connection with any such breach and that the Company shall therefore be entitled, in addition to any other right or remedy which it may have at law, in equity or otherwise, to temporary and permanent injunctive relief enjoining and restraining the Executive from any such breach.

8.2	Survival. Section 7 and this Section survive the termination of this Agreement and the Executive’s employment for any reason whatsoever.

8.3
Entire Agreement. This is the entire agreement between the Company and the Executive on the subject matters addressed herein. There are no representations, warranties or collateral agreements, whether written or oral, outside of this written Agreement. This Agreement and the terms and conditions of employment contained herein supersede and replace any prior understandings or discussions between the Executive and the Company regarding the Executive’s employment.

8.4
Amendments. This Agreement may only be amended by written agreement executed by the Company and the Executive. However, changes to the Executive’s position, duties, vacation, benefits and compensation, over time in the normal course, do not affect the validity or enforceability of the Agreement.

8.5
Governing Law. This Agreement will be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable in the Province of Ontario. The Company and the Executive each irrevocably attorn to the exclusive jurisdiction of the courts of Ontario and the courts of Ontario shall have the sole and exclusive jurisdiction to entertain any action arising under this Agreement.

8.6
Severability. If any provision in this Agreement is determined to be invalid or unenforceable, such provision will be severed from this Agreement, and the remaining provisions will continue in full force and effect.

8.7	Assignment. The Company may assign this Agreement to an affiliate or subsidiary, and it enures to the benefit of the Company, its successors or assigns.

8.8
Independent Legal Advice. The Executive acknowledge that the Executive has been encouraged to obtain independent legal advice regarding the execution of this Agreement, and that the Executive has either obtained such advice or voluntarily chosen not to do so, and hereby waives any objections or claims the Executive may make resulting from any failure on the Executive’s part to obtain such advice.

8.9
Waiver. No waiver of any of the provisions of this Agreement shall be effective or binding, unless made in writing and signed by the party purporting to give the same. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall such waiver constitute a continuing waiver, unless expressly stated otherwise.

8.10
Conditions. This Agreement and the Executive’s employment hereunder is conditional on the Company’s satisfaction (determined in the Company’s sole discretion) that the Executive has met the legal requirements to perform the Executive’s role, including but not limited to satisfactory results of Health Canada security clearance checks and criminal record checks and other reference checks that the Company performs. The Executive acknowledges and agrees that in signing this Agreement, and providing the Company with the necessary documentation to perform the checks required for the Executive’s role and with references, the Executive is providing consent to the Company or its agent, to performs such checks and contact the references the Executive provided to the Company.

8.11
Prior Restrictions. By signing below, the Executive represents that the Executive is not bound by the terms of any agreement with any person or entity which restricts in any way the Executive’s hiring by the Company and the performance of the Executive’s expected job duties; the Executive also represents that, during the Executive’s employment with the Company, the Executive will not disclose or make use of any Confidential Information of any other persons or entities in violation of any of their applicable policies or agreements and/or applicable law.

IN WITNESS WHEREOF this Agreement has been executed by the Company and the Executive on the dates below.

HORTICAN INC.

By	/s/ Michael Gorenstein
	Name:	Michael Gorenstein
	Title:	Authorized Signatory

SIGNED AND DELIVERED in the presence of
/s/ David Hsu
Witness Signature	Name
June 6, 2018
Witness Print Name	Date